UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2016

Cardtronics plc

(Exact name of registrant as specified in its charter)

England and Wales	001-37820	98-1304627
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3250 Briarpark Drive, Suite 400, Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 308-4000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On August 26, 2016, Steven A Rathgaber, Chief Executive Officer and member of the board of directors of Cardtronics plc (the “Company”), entered into a stock trading plan to sell a limited amount of the Company’s ordinary shares (the “Ordinary Shares”) in accordance with the guidelines specified in Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “10b5-1 Plan”). The primary purpose of the 10b5-1 Plan is to provide liquidity for Mr. Rathgaber to satisfy potential personal tax obligations arising from his ownership of shares in the Company in connection with the share exchange event that occurred as a result of the redomiciliation of the parent Company of the Cardtronics group of companies from Delaware to the United Kingdom in July of this year. The potential tax implications of the redomiciliation to U.S. shareholders of the Company are further outlined in the Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on August 19, 2016.

The 10b5-1 Plan provides for the sale of a total of 24,000 Ordinary Shares over four months, in multiple transactions, subject to certain specified conditions. Sales pursuant to the 10b5-1 Plan will begin on November 2, 2016. The 10b5-1 Plan will terminate on the earlier of (i) the date on which all 24,000 Ordinary Shares subject to the 10b5-1 Plan are sold in accordance with the plan, (ii) the date that Mr. Rathgaber provides written notice to the broker of termination of the plan or (iii) otherwise in accordance with the termination provisions specified in the plan.

Transactions made under the 10b5-1 Plan will be disclosed publicly through Form 4 filings with the U.S. Securities and Exchange Commission, when applicable. Except as may be required by law, the Company does not undertake to report on specific Rule 10b5-1 pre-planned stock trading plans of Company officers, nor to report modifications or terminations of the aforementioned 10b5-1 Plan or the plan of any other individual.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardtronics plc
Date: August 29, 2016

	By:	/s/ Edward H. West
	Name:	Edward H. West
	Title:	Chief Financial Officer and Chief Operations Officer